Exhibit 10.12

Non-Employee Director Compensation Schedule
(Effective as of January 1, 2006)

Director Annual Retainer	$35,000 (to be paid in arrears on a quarterly basis)

Annual Restricted Stock Grant

Fair market value on date of grant of $25,000; subject to 3-year vesting
Beginning with fiscal year 2007, grant to be made at the first regularly scheduled Board meeting of the year; initial grant was made on April 4, 2006

One-Time Restricted Stock Grant (for newly elected/appointed directors only; directors as of January 1, 2006 not eligible)	Fair market value on date of grant of $75,000; subject to 3-year vesting Grant to be made as soon as practicable after election/appointment

Chairman of the Board — Additional Annual Retainer	$65,000 (to be paid in arrears on a quarterly basis)

Audit Committee Chair— Additional Annual Retainer	$10,000 (to be paid in arrears on a quarterly basis)

Chair of each other Board Committee — Additional Annual Retainer	$5,000 (to be paid in arrears on a quarterly basis)

Board Meeting Fee	$1,500 ($750 for telephonic Board meetings)

Committee Meeting Fee	$750

Director Ownership Requirement

•    5,000 shares of common stock

•    Five years to reach ownership requirement (measured from January 1, 2006 for existing directors and from his/her election/appointment to the Board for other directors)

•    Directors may not sell vested restricted stock (other than to satisfy minimum tax withholding obligations at the time of vesting) until the ownership requirement is met

Out of Pocket Expenses	Reimbursement for reasonable out of pocket expenses incurred in connection with Board Meetings or other company business